AMENDED
                           CERTIFICATE OF DESIGNATION
                    ESTABLISHING A SERIES OF PREFERRED STOCK
                                       OF
                           QUESTRON TECHNOLOGY, INC.
                            Pursuant to Section 151

          Dominic  A.  Polimeni,  President  of  Questron  Technology,  Inc.,  a
corporation   existing   under   the  laws  of  the  State  of   Delaware   (the
"Corporation"),  does  hereby  certify  as  follows:

          FIRST:  The  name of the  Corporation  is  Questron  Technology,  Inc.

          SECOND: That the Certificate of Designation, dated February 3, 1997 (the "Certificate of Designation"), of the Corporation is hereby amended by deleting paragraph 3(a) of Exhibit I thereto and replacing it in its entirety with the following:

         "Each share of the Series B Preferred Stock shall automatically convert as of the close of business on July 2, 1998 (the "Conversion Date"), without any action on the part of the holder thereof or the Corporation, into 1.4375 shares of Common Stock. Holders of the Series B Preferred Stock will be entitled, when and as declared by the Board of Directors, to receive an annual dividend per share equal to $0.115 per share. Such dividends shall accrue from March 4, 1997 and shall be payable on March 4, 1998 and on the Conversion Date (payable with respect to a full year), in cash or shares of Common Stock at the option of the Corporation. The aforementioned dividends shall be cumulative and no dividends shall be paid or set apart in respect of the Common Stock or any other class of securities which ranks junior to the Series B Preferred Stock unless and until all accrued and unpaid dividends upon such Series B Preferred Stock have been paid or set apart in full. No interest shall accrue with respect to dividends in arrears."

          No shares of Series B Preferred Stock have been issued.

          THIRD: That this amendment has been duly adopted by the Board of Directors of the Corporation pursuant to the following resolutions:

          RESOLVED, that the forms, terms and provisions of the amendment to the Corporation's Certificate of Designation (the "Amended Certificate") as described in the Corporation's proxy statement be and hereby are approved in all respects; and be it further

          RESOLVED, that the officers of the Corporation be, and they hereby are, authorized and directed to execute and deliver the Amended Certificate on behalf of the Corporation; and be it further

729729.1

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          RESOLVED,  that the  officers of the  Corporation  be, and they hereby are, authorized and directed to take all such further action, to execute and deliver and file all such other agreements, instruments and documents, and to do all such further things, in the name and on behalf of the Corporation, as such officers, in their sole discretion, deem necessary or appropriate to effectuate the purpose of the foregoing resolutions.

          FOURTH: Except to the extent expressly amended by the terms of this amendment, all terms and conditions set forth in the Certificate of Designation shall remain in full force and effect in accordance with its terms.


                            [Signature page follows]

729729.1

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         IN WITNESS WHEREOF, the undersigned has signed this amended Certificate of Designation this 29th day of June, 1998.


                              QUESTRON TECHNOLOGY, INC.

                                   /s/  Dominic A. Polimeni
                              By:  ____________________________
                                   Name:  Dominic A. Polimeni
                                   Title:  President